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                                  Exhibit 10.2

                         LEADERSHIP CASH INCENTIVE PLAN
                    EFFECTIVE FISCAL YEAR 2007 AND THEREAFTER

PURPOSE

The Boards of Directors (collectively the "Board") of PeoplesBank, A Codorus Valley Company and Codorus Valley Bancorp, Inc, (collectively the "Company"), have approved a Leadership Cash Incentive Plan (the "Plan"). The purpose of this Plan is to sustain management's focus on the Company's fulfillment of its strategic long range plan, and to encourage attainment of the Company's annual performance goals. The Leadership Cash Incentive Plan supports a number of objectives which are important to the continued success of the Company, as follows:

     -    To attract, retain and reward well-qualified leadership staff;

     -    To provide a competitive compensation package for Plan participants;
          and

     - To motivate key leaders through a combination of appropriate challenges and financial incentives for Company performance that meets or exceeds expectations.

The primary purpose of the Plan is to provide competitive incentive opportunities directly related to the Company's annual financial performance, the execution of the Company's Strategic Plan and individual leader's performance. The Company's financial performance goals and Strategic Plan will be established annually and approved by the Board of Directors.

PLAN ADMINISTRATION

The Plan is administered by the Compensation Committee of the Company's Board of Directors, the President & Chief Executive Officer and the Senior Vice President of Human Resources.

     A.   Responsibilities of the Senior Vice President, Human Resources

          The Senior Vice President of Human Resources will be responsible for the daily administration of the Plan, and will provide requested information to the President & Chief Executive Officer and to the Compensation Committee.

     B.   Responsibilities of the President & Chief Executive Officer

          The President & Chief Executive Officer will provide recommendations to the Compensation Committee regarding Plan participants, Company and individual performance and recommended incentive awards. The President & Chief Executive Officer's responsibilities include monitoring the effectiveness of the Plan and providing recommendations to the Compensation Committee regarding modification to the Plan.

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          The President & Chief Executive Officer will not participate in any discussion relating to any incentive awards for himself under this Plan.

     C.   Responsibility of the Compensation Committee

          The Compensation Committee will review and act on recommendations from the President & Chief Executive Officer and the Senior Vice President of Human Resources.

ELIGIBILITY

          Individuals eligible to participate in the Plan are those who, in the opinion of the President & Chief Executive Officer and as confirmed by the Compensation Committee, hold positions which have the capacity to significantly impact Company performance. Participation is recommended by the President & Chief Executive Officer subject to approval by the Compensation Committee. Eligibility will be reviewed annually to assure appropriateness.

INCENTIVE COMPENSATION OPPORTUNITY

          Certain positions have a greater and more direct impact than others on the achievement of Company performance. Those differences are recognized by varying the incentive opportunity, expressed as a percentage of the Incentive Pool.

CONDITIONS FOR INCENTIVE COMPENSATION

          The following conditions must be satisfied for incentives to be paid:

                    -    Most recent CAMELS rating of 1 or 2

                    -    Most recent CRA rating of "Satisfactory" or better

                    -    Capital leverage ratio of greater than 7%

                    -    Total risk based capital ratio of 10% or better

          In addition, in order for the individual to be considered for incentive compensation, the following criteria will be evaluated for each group as outlined below:

               GROUP A:

                    -    Completion of the Company's Strategic Plan   70%

                    -    Unit/Function goals and performance           0%

                    -    Individual Performance (subjective)          30%


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               GROUP B:

                    -    Completion of the Company's Strategic Plan   60%

                    -    Unit/Function goals and performance          30%

                    -    Individual Performance (subjective)          10%

               GROUP C:

                    -    Completion of the Company's Strategic Plan   30%

                    -    Unit/Function goals and performance          60%

                    -    Individual Performance (subjective)          10%

               GROUP D:

                    -    Completion of the Company's Strategic Plan   50%

                    -    Unit/Function goals and performance          40%

                    -    Individual Performance (subjective)          10%

FORMULA FOR INCENTIVE AWARDS

     A.   INCENTIVE POOL:

          The incentive pool will be formed by allocating 30% of the Company's net income that is in excess of 90% of budgeted net income.

     B.   ALLOCATION OF TOTAL INCENTIVE:

          The Incentive Pool will be allocated among groups of participants using the following percentages for each participant within the group:

          Group A   12.5% - 22.5%
          Group B    7.5% - 15%
          Group C      5% - 12.5%
          Group D      0% - 10%

     C. While the Compensation Committee reserves the right to grant cash incentives outside the ranges described above, in no event shall a participant receive cash compensation under variable compensation and incentive Plans, collectively, in excess of 35% of their respective annual base compensation.

     D.   INCENTIVE PAYMENT:

          - The individual will receive 100% of the incentive award in the form of cash under this plan.


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AWARD DETERMINATION

At the conclusion of each year, the President & Chief Executive Officer, after considering the Company's performance against its financial and strategic objectives, shall recommend to the Compensation Committee the Incentive Pool and individual incentives to be paid for that plan year.

An individual must be in good standing to be eligible for any incentive payout as determined by the Compensation Committee.

Unless otherwise directed by the Compensation Committee, payments under the Plan shall be made as soon as possible after the Company's year-end audit, generally by January 31st.

Individuals who terminate employment with the Company for any reason, other than death, disability or retirement prior to the end of the plan year will not be eligible for any incentives. If an individual ceases employment after the Plan year-ends, but before the Compensation Committee approves the incentive payout, the President & Chief Executive Officer will recommend to the Compensation Committee whether the individual should receive their incentive.

TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time-to-time be amended, suspended, or reinstated and may at any time be terminated by action of the Compensation Committee. Until a determination of incentive payment has been made by the Compensation Committee, no individual has a vested right to any incentive under this Plan.


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